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                                                                    EXHIBIT 99.1

                                                    Charles L. Schultz

                                                    (818) 871-2000

                         AMWEST INSURANCE GROUP, INC.
              APPLIES FOR DELISTING FROM AMERICAN STOCK EXCHANGE

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     CALABASAS, CA - June 25, 2001 - Amwest Insurance Group, Inc. (AMEX:AMW)
(PCXE:AMW) announced today that it has applied to the Securities Exchange Commission ("SEC") to remove its shares of common stock, $0.01 par value per share ("Common Stock"), and its Preferred Stock Purchase Rights ("Rights"), from listing on the American Stock Exchange (the "Exchange")

     The Company cited its continuing inability to comply with its listing agreement with the Exchange and its continuing inability to file periodic reports with the SEC as the principal reasons for its application to withdraw from trading on the Exchange. The company noted that the Exchange has consented to the company's filing with the SEC for delisting.

     Trading in the company's Common Stock was halted by the Exchange on April 17, 2001, when the company announced that it was further delaying the filing of its Form 10-K for the 2000 fiscal year beyond the required April 17, 2001 deadline due to its inability to finalize year-end financial statements, principally relating to its reinsurance arrangements. The company has been advised by the Exchange that it anticipates that the trading will remain halted until the delisting is completed. The company expects that the SEC will approve the delisting in the next several weeks. The Company has also commenced the process of delisting its Common Stock and Rights from the Pacific Exchange and will not seek to have the Common Stock or Rights traded on the over-the-counter-market.

     Amwest is a Calabasas-based insurance holding company underwriting surety bonds through Far West Insurance Company.

     Certain statements contained in this news release regard matters that are not historical facts and are forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

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